Exhibit 99.1

Leidos Selects Thomas Bell as Incoming CEO
Roger Krone to Retire as Chairman and CEO by May 2023

(Reston, VA) February 27, 2023 – Leidos (NYSE: LDOS) today announced the appointment of Thomas Bell as Chief Executive Officer, expected to be effective May 3, 2023.
Bell, current President – Defense Rolls-Royce plc; Chairman & Chief Executive Officer, Rolls-Royce North America, Inc., will succeed current Chairman and CEO, Roger Krone, who has served in the role since 2014.
Krone will retire as Chairman at the time of the Leidos 2023 annual meeting of stockholders, and CEO when Bell’s appointment becomes effective. The Board expects to appoint Robert S. Shapard independent, non-executive chair after the 2023 annual meeting of stockholders and will also nominate Mr. Bell to the Board.
To facilitate a seamless leadership transition, Krone will continue as a fully employed advisor through July of this year.
Bell was selected by the company’s Board of Directors following a thorough and thoughtful process to select a successor.
“Tom’s exceptional track record in harnessing the power of technology to drive growth and innovation, with his strong leadership skills and focus on understanding the needs of the customer, has resulted in a consistent record of success and value creation in both products and services," said Bob Shapard, lead director of the company’s board. “His deep understanding of many of our customers will facilitate a smooth transition.”
Prior to his current role, Bell was senior vice president of global sales & marketing for defense, space & security at The Boeing Company. Before joining Boeing in 2015, he was President of Rolls-Royce Defense Aerospace, having joined as President, Customer Business, North America in mid-2012. Previously he spent more than two decades with Boeing in a variety of leadership positions within the defense, space and security business and began his aerospace career with Lockheed Martin in human space flight.
"Roger Krone's impact on Leidos and its customers will be felt for years to come. Under his leadership, Leidos has achieved tremendous growth, evolved its business strategy, and made a positive difference in the lives of countless people around the world. Now, Leidos is not only a market leader but, just as importantly, a place where employees feel a deep sense of mission and community,” said Shapard. “On behalf of the Board of Directors, I extend our deepest gratitude to Roger for his nearly nine years of dedicated service. He has left an indelible mark on our company and our culture, and we are a better organization because of his leadership. We wish him all the best in his future endeavors, and we look forward to continuing to build on the foundation that he has laid for Leidos' future success."
"Working with the extraordinary people of Leidos has been the honor of my career,” said Krone. “Their dedication, innovation, and unwavering commitment to our mission have been the driving force behind our success. I want to thank them for the privilege of serving as their leader for nearly nine years, and for inspiring me with their passion, their brilliance, and their unwavering commitment to excellence. It has been a privilege to be a part of this remarkable team, and I am confident that the future of Leidos is in the best possible hands with all of them."

About Leidos
Leidos is a Fortune 500® technology, engineering, and science solutions and services leader working to solve the world’s toughest challenges in the defense, intelligence, civil, and health markets. The company’s 45,000 employees support vital missions for government and commercial customers. Headquartered in Reston, Virginia, Leidos reported annual revenues of approximately $14.4 billion for the fiscal year ended December 30, 2022. For more information, visit www.Leidos.com.

Contact:
Melissa Lee Dueñas
571.526.6850
duenasml@leidos.com